UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        March 26, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-31737	Gulf Power Company (A Florida Corporation) One Energy Place Pensacola, Florida 32520 (850) 444-6111	59-0276810

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.
As previously reported, on February 14, 2018, Gulf Power Company (“Gulf Power”) filed with the Florida Public Service Commission (the “Florida PSC”) a stipulation and settlement agreement among Gulf Power, the Citizens of Florida through the Office of Public Counsel, Florida Industrial Power Users Group and Southern Alliance for Clean Energy addressing the revenue requirements effects of the federal tax reform legislation enacted in December 2017 (the “Tax Reform Settlement Agreement”). On March 26, 2018, the Florida PSC approved the Tax Reform Settlement Agreement.
The Tax Reform Settlement Agreement results in annual reductions to Gulf Power’s revenues of $18.2 million from base rates and $15.6 million from environmental cost recovery rates, effective April 1, 2018. The Tax Reform Settlement Agreement also provides for a one-time refund of $69.4 million for the retail portion of unprotected (not subject to normalization) deferred tax liabilities through Gulf Power’s fuel cost recovery rate over the remainder of 2018. In addition, a limited scope proceeding to address the flow back of protected deferred tax liabilities consistent with Internal Revenue Service normalization principles will be initiated by May 1, 2018. Pending resolution of this proceeding, Gulf Power will defer the related amounts as a regulatory liability. Unless otherwise agreed to by the parties to the Tax Reform Settlement Agreement, amounts recorded in this regulatory liability will be refunded to retail customers in 2019 through Gulf Power’s fuel cost recovery rate. In addition, as a result of the Tax Reform Settlement Agreement, the Florida PSC also approved an increase in Gulf Power’s maximum equity ratio from 52.5% to 53.5% for all retail regulatory purposes.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2018	GULF POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary